Exhibit 3.28

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•                                          First:  The name of the limited liability company is SIMPLY WHEELZ LLC

•                                          Second:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington.  The name of its Registered agent at such address is The Corporation Trust Company.

•                                          Third:  (Use this paragraph only if the company is to have a specific effective date of dissolution:  “The latest date on which the limited liability company is to dissolve is                             ”)

•                                          Fourth:  (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 17th day of July, 2007.

By:	/s/ J. David Parkoff
Authorized Person(s)

Name:	J. DAVID PARKOFF
Typed or Printed